EXHIBIT 4.1

                             INFOWAVE SOFTWARE, INC.

                                STOCK OPTION PLAN

                                February 26, 1997
                (As Amended on September 3, 1997, March 27, 1998,
                       December 4, 1998 and June 5, 2000)



1.   PURPOSE OF PLAN

1.1. The purpose of the Plan is to assist Eligible Persons of the Company and its Subsidiaries to participate in the growth and development of the Company and its Subsidiaries by providing such persons with the opportunity, through Options, to acquire an increased proprietary interest in the Company.

2.   DEFINED TERMS

     In the Plan, the following terms shall have the following meanings, respectively:

2.1. "Board" means the board of directors of the Company or, if established and duly authorized to act, the Executive Committee of the board of directors of the Company;

2.2. "Business Day" means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

2.3. "Company"  means  INFOWAVE  SOFTWARE,   INC.,  formerly  Infowave  Wireless
Messaging Incorporated, a company incorporated under the Company Act (British Columbia);

2.4. "Change of Control" means:

     (a) any Person, or combination of Persons acting jointly or in concert, acquiring or becoming the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities of the Company or of voting securities of the Company that have not been previously issued, or any combination thereof or any other transaction having a similar effect; and

     (b) amalgamation, merger or arrangement of the Company with or into another where the holders of Shares immediately prior to the transaction will hold less than 51% of the voting securities of the resulting entity upon completion of the transaction;

2.5. "Eligible Person" means a person who is, at the time the Option is granted:

     (a) a director, senior officer or full-time employee of the Company or its Subsidiary;



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     (b)  a consultant who:

          (i) provides ongoing consulting services to the Company or the Subsidiary under a written contract;

          (ii) possesses technical, business or management expertise of value to the Company or the Subsidiary;

          (iii) spends a significant amount of time and attention on the business and affairs of the Company or the Subsidiary; and

          (iv) has a relationship with the Company or Subsidiary that enables the individual to be knowledgeable concerning the business and affairs of the Company; or

     (c) an employee of a management company providing services (other than investor relations) to the Company or its Subsidiary;

2.6. "Exchange" means The Toronto Stock Exchange;

2.7. "Insider" has the meaning ascribed thereto in the Securities Legislation and regulation of British Columbia and Ontario;

2.8. "Option" means an option to purchase Shares granted under the Plan;

2.9. "Option Price" means the price per share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 7 or 8;

2.10. "Optionee" means a person to whom an Option has been granted;

2.11."Person" has the meaning ascribed thereto in the Securities Act (British Columbia), as amended from time to time;

2.12. "Plan" means this stock option plan, as amended from time to time;

2.13."Shares" means the common shares of the Company, or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.14."Subsidiary" means a subsidiary of the Company within the meaning of the Securities Act (British Columbia).

3.   ADMINISTRATION OF THE PLAN

3.1. The Plan shall be administered by the Board.


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3.2. The Board shall have the power,  where  consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan and the policies of the Exchange from time to time in effect:

     (a) to establish policies and procedures for carrying out the purposes, provisions and administration of the Plan;

     (b) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Board shall be final, binding and conclusive for all purposes;

     (c) to determine which Eligible Persons are granted Options and to grant Options;

     (d)  to determine the number of Shares covered by each Option;

     (e)  to determine the Option Price;

     (f) to determine the time or times when Options will be granted, vest and be exercisable;

     (g) to determine if the Shares that are subject to an option will be subject to any restrictions upon the exercise of such Option; and

     (h) to prescribe the form of the instruments relating to the grant, exercise and other terms of options.

3.3. A director of the Company to whom an Option may be granted shall not participate in the decision of the Board to grant such Option.

4.   SHARES SUBJECT TO PLAN

     (a) The number of Shares reserved for issuance pursuant to this Plan (together with those Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) is 4,619,578 Shares;

     (b) The number of Shares reserved for issuance pursuant to this Plan (together with those Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to any one Person shall not exceed 5% of the Shares outstanding on a non-diluted basis from time to time;

     (c) The number of Shares which may be reserved for issuance pursuant to this Plan (together with those Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to

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          all  Insiders  shall not  exceed 10% of the  Shares  outstanding  on a non-diluted basis from time to time;

     (d) The number of Shares which may be issued pursuant to this Plan (together with those Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to all Insiders within a one-year period shall not exceed 10% of the Shares outstanding on a non-diluted basis from time to time; and

     (e) The number of Shares which may be issued pursuant to this Plan (together with those Shares which may be issued pursuant to any other employee-related plan of the Company or options for services granted by the Company) to any one Insider and such Insider's associates within a one-year period shall not exceed 5% of the Shares outstanding on a non-diluted basis from time to time.

5.   ELIGIBILITY, GRANT AND TERMS OF OPTIONS

5.1 Options may be granted to Eligible Persons, including to persons who are Insiders of the Company.

5.2 Except as otherwise provided in this Plan, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such option shall be determined by the Board; provided, however, that Options shall have the following minimum attributes:

     (a) all Options must be exercisable during a period not extending beyond 5 years from the time the Option was granted;

     (b) the Option Price must not be lower than the closing market price of the shares on The Toronto Stock Exchange on the date prior to the grant of the Option;

     (c) all Options are non-transferable or assignable by the Optionee otherwise than by will or the law of intestacy and the Option may be exercised during the lifetime of the Optionee only by the Optionee;

     (d) if the Optionee should die while an Eligible Person, the Option may then be exercised by the legal heirs or personal representatives of the Optionee, to the same extent as if the Optionee were alive and an Eligible Person for a period not exceeding the earlier of 6 months after the death of the Optionee, or the expiry of the Option but only for such shares as the Optionee was entitled to at the date of the death of the Optionee; and

     (e) subject to paragraph (e) hereof, each Option held by an Optionee will terminate on the earlier of 30 days after the Optionee ceases to be an Eligible Person and the expiry date of the applicable Option.


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6.   EXERCISE OF OPTIONS

6.1. Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Company at its registered office of a written notice of exercise addressed to the Secretary of the Company specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

6.2. Notwithstanding any of the provisions contained in the Plan or in any Option, the Company's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

     (a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

     (b) the listing of such Shares on any stock exchange on which the Shares may then be listed; and

     (c) the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Company shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

7.   VESTING

7.1. The Board may determine, in its sole discretion, subject to Article 11 hereof, the vesting schedule applicable to each Option, which vesting schedule will be set out in the documents relating to the grant of the Option.

7.2. The Board may, in its sole discretion, and in certain circumstances, amend, abridge, or otherwise eliminate any vesting schedule as its applies to any outstanding stock options issued to Eligible Persons pursuant to the Plan, so that any such stock options, whether vested or unvested, may have an amended vesting schedule or may immediately vest and become exercisable.

8.   CERTAIN ADJUSTMENTS

8.1. Appropriate adjustments in the number of Shares subject to the Plan, and as regards Options granted or to be granted, in the number of Shares optioned and in the Option



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Price, shall be made by the Board to give effect to adjustments in the number of
Shares  of  the  Company   resulting  from   subdivisions,   consolidations   or
reclassifications of the Shares of the Company, the payment of stock dividends by the Company (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Company. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion.

9.   AMENDMENT OR DISCONTINUANCE OF PLAN

9.1. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the Option Price or, without the consent of the optionee, alter or impair any Option previously granted to an Optionee under the Plan. No amendment to this Plan shall be applicable to any Option granted or to be granted to an Insider of the Company until the amendment is approved by the holders of the Shares.

10.  LOANS TO OPTIONEES

10.1.Subject to applicable law and other applicable rules of any stock exchange in Canada upon which Shares of the Company are listed, the Company may in its sole discretion arrange for the Company or any Subsidiary to make loans or provide guarantees for loans by financial institutions to assist Optionees to purchase Shares upon the exercise of the Options so granted or to assist the Optionees to pay any income tax eligible upon exercise of the Options. Such loans may be secured or unsecured, and shall bear interest at such rates, if any, and be on such other terms as may be determined by the Company. Notwithstanding the foregoing, this Section 9.1 shall not apply so long as the Company is listed on The Toronto Stock Exchange unless The Toronto Stock Exchange gives specific approval to such a loan.

11.  CHANGE OF CONTROL

11.1.Without limiting Section 7 of this Plan and notwithstanding that directors of the Company may hold unvested Options, in the event of an offer being made, either to the Company or to the shareholders of the Company, by a person acting at arm's length to the Company, as that term is defined in the Income Tax Act (Canada), by which a Change of Control is proposed, whether with the co-operation of the Board or otherwise, then prior to the completion of such Change of Control, the Board may, in its sole and absolute discretion, cause any or all outstanding stock options issued to Eligible Persons pursuant to the Plan (except only those which are subject to cancellation), whether vested or unvested, to vest and be exercisable as at such time as the Board may determine.


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12.  MISCELLANEOUS

12.1.The holder of an Option shall not have any rights as a shareholder of the Company with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Shares by the Company.

12.2.Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Company or any Subsidiary of the Company or affect in any way the right of the Company or any such Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Subsidiary to extend the employment of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any Subsidiary or any present or future retirement policy of the Company or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Subsidiary.

12.3.To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an option to be free of resale restrictions, the Company shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

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